Exhibit 10.36

Arena Pharmaceuticals, Inc.

Non-employee Director Compensation

Equity:

•                  Initial Grant to New Directors:  18,000 options to purchase Arena common stock. The options vest in equal annual installments over two years.

•                  Annual Grant to Continuing Directors:  12,000 options to purchase Arena common stock, except for the first annual grant. The annual grants shall be made in the beginning of each calendar year in accordance with Arena’s Stock Option Grant Policy Statement. The options vest in equal monthly installments over one year.

•                  The first annual grant to a director shall be reduced pro rata based on the number of months such director served as a director in the prior year, if any. For example, if a new director is appointed in August of a particular year, the director shall receive, in addition to the director’s initial grant, 5/12 of the annual equity grant at the same time the annual equity grants are awarded to the other continuing directors.

•                  Duration and Price of Options: The director options are 10-year options with an exercise price equal to the fair market value of Arena common stock as determined under Arena’s 2006 Long-Term Incentive Plan, as amended (the “LTIP”).

A form of the stock option grant agreement for director option grants under the LTIP is included as Exhibit 10.2 to the Form 8-K Arena filed with the Securities and Exchange Commission on August 1, 2006. Arena’s Stock Option Grant Policy Statement includes additional information on option grants, including the timing of option grants.

Cash:

•                  Retainer:  $20,000 annually, paid quarterly, subject to continuing service as a director. If a director joins the Board after the first quarter of a calendar year, such directors’ retainer shall be reduced pro rata on a quarterly basis.

•                  Prior to the beginning of any calendar year or, in the case of a new director, to the extent permitted, upon joining the Board of Directors, each director can irrevocably elect to receive 25%, 50%, 75% or 100% of his or her annual cash retainer for the following, or, in the case of a new director, the remaining portion of the, calendar year in (i) deferred stock units, or DSUs, on a $1-for-$1 basis, (ii) the number of options (vesting in approximately equal monthly installments over one year) determined by dividing three times the retainer amount elected by the fair market value of Arena common stock, computed at the time the options are granted, or (iii) a combination of cash, DSUs and options.

•                  Meeting Attendance Fee:

•                  General:

•                  In-Person:  $1,000

•                  Telephonic:  $500

•                  Exceptions:

•                  Audit Chairperson Meeting Attendance Fee:

•                  In-Person:  $3,000

•                  Telephonic:  $1,500

•                  Other Chairperson Meeting Attendance Fee:

•                  In-Person:  $2,000

•                  Telephonic:  $1,000

In addition, the Board of Directors or the Compensation Committee may authorize additional fees for significant work in informal meetings or for other service to Arena in the recipient’s capacity as a director or committee member. Each non-employee director is entitled to reimbursement for all of such director’s reasonable out-of-pocket expenses incurred in connection with serving on the Board of Directors.